Exhibit 10.2

6901 Professional Parkway East          Telephone (941) 556-2601
Suite 200
Sarasota, FL 34240

December 13, 2022

BY ELECTRONIC MAIL

Robert Crisci

Re: Service Provider Agreement
Dear Rob,

This letter is to confirm the terms of your service provider agreement with Roper Technologies Inc. (“Roper” or the “Company”), under the terms and conditions set forth below (the “Agreement”):

1.Term and Duties. This Agreement will be effective on February 1, 2023 (the “Effective Date”) and will continue until January 31, 2025 (the “term of the Agreement”). During the term of the Agreement (approximately 104 weeks), you agree to be available to render services to the Company for (and not more than) seven (7) hours per week (for a total of 728 hours during the term of the Agreement) including, without limitation, responding to questions and providing assistance as needed with respect to your prior duties as Chief Financial Officer of the Company, as well as performing other tasks and special projects that may be requested of you including, without limitation, providing advice on capital deployment by the Company.

2.Compensation. During the term of the Agreement, you will be paid a bimonthly salary of $16,291.67, less all standard tax and other applicable withholdings commencing with the Company’s first payroll period ending after February 1, 2023. For avoidance of doubt, the aggregate salary you will receive for the twenty-four (24) months of your employment under this Agreement will be $782,000.16 (less all standard tax and applicable withholdings). You will receive a W-2 tax form with respect to this compensation at such time as the Company issues its W-2 forms. Except for expense reimbursements to which you are entitled under applicable Company policies and payments in respect of your leased vehicle pursuant to the Separation Agreement to which this Agreement is attached, you will not be eligible for any other benefits provided by the Company to its regular employees, and you hereby waive participation in the Company’s employee benefit plans otherwise provided to the Company’s regular employees.

3.Equity. For avoidance of doubt, during the term of the Agreement, by reason of your service under the Agreement, your “Continuous Status as a Participant” and eligibility to vest will continue for purposes of any equity awards of the Company previously granted to you that are capable of vesting at any time prior to or on January 31, 2025 by reason of your “Continuous Status as a Participant” through the applicable vesting date. Further, for avoidance of doubt, all such equity awards and the agreements by which they were granted shall continue in full force and effect in accordance with their terms, and options shall expire as per the terms of their respective award agreements.
Service Provider Agreement    Page 1

4.Confidentiality and Intellectual Property Assignment. You agree that any agreements that you executed during your employment with the Company, including equity award letters, which contain confidentiality and intellectual property assignment provisions will remain in effect and apply to the services you provide to the Company pursuant to this Agreement.

5.Entire Agreement. This Agreement sets forth the entire agreement between you and the Company with respect to the terms and conditions of your work as a service provider to the Company and supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your work as a service provider to the Company. The Agreement does not supersede the Separation Agreement to which this Agreement is attached. This Agreement may not be modified or amended, and no breach shall be deemed waived, unless agreed to in writing by you and an expressly authorized representative of the Company. This Agreement will terminate if you materially breach the terms of the Separation Agreement to which this Agreement is attached and fail to cure such material breach, if capable of cure, within 10 business days after receipt of notice of such material breach from the Company.

Sincerely yours,

/s/ John K. Stipancich
John K. Stipancich
Executive Vice President and General Counsel

Accepted by:

/s/ Robert Crisci
Robert Crisci     Date: December 13, 2022
Service Provider Agreement    Page 2